NON-EMPLOYEE DIRECTOR STOCK OPTION AGREEMENT

        THIS AGREEMENT, entered into as of the Grant Date (as defined in paragraph 1), by and between the Participant and GERMAN AMERICAN BANCORP (the “Company”), WITNESSETH THAT:

        WHEREAS, the Company maintains the German American Bancorp 1999 Long-Term Equity Incentive Plan (the “Plan”), which is incorporated into and forms a part of this Agreement, and the Participant has been selected by the Company’s Board of Directors, acting in respect of this grant as the committee administering the Plan (the “Committee”), to receive a Non-Qualified Stock Option Award under the Plan;

        NOW, THEREFORE, IT IS AGREED, by and between the Company and the Participant, as follows:

1.	Terms of Award. The following terms used in this Agreement shall have the meanings set forth in this paragraph 1:

The “Participant” is __________

The “Grant Date” is ________.

The number of “Covered Shares” shall be _______ shares of Stock.

The “Stock”is the Company’s Common Shares, no par value.

The “Exercise Price” is $______ per share.

Other terms used in this Agreement are defined elsewhere in this Agreement.

2.
Award and Exercise Price.  This Agreement specifies the terms of the option (the “Option”) granted to the Participant to purchase the number of Covered Shares of Stock at the Exercise Price per share as set forth in paragraph 1, subject to adjustment from time to time in accordance with Section 4.02 of the Plan. The Option is not intended to constitute an “incentive stock option” as that term is used in Internal Revenue Code Section 422.

3.
Exercise Period.  Subject to the limitations of this Agreement and to the Committee’s rights to cancel the Option prior to its being exercised under Section 5.03(g) of the Plan, the Option shall be exercisable immediately as to all Covered Shares. The Option shall remain fully exercisable until the date specified by paragraph 4, regardless of any termination of the Participant’s employment with or service to the Company or any Subsidiary, whether caused by retirement, disability, death or otherwise, and the provisions of Article VII of the Plan that would otherwise limit the period of exercisability in the event of termination, retirement, disability and death are expressly overruled by the Committee in this Agreement; provided, however, that the Company reserves the right pursuant to Section 7.01 of the Plan to terminate the Option in the event of termination of the Participant’s employment with or service to the Company or any Subsidiary on account of the Participant’s deliberate, willful or gross misconduct.

4.
Expiration.  The Option shall not be exercisable after the Company’s close of business on the last business day that occurs prior to the Expiration Date. The “Expiration Date” shall be the ten-year anniversary of the Grant Date.

5.
Method of Option Exercise.  Subject to the Agreement and the Plan, the Option may be exercised in whole or in part by filing a written notice with the Chief Executive Officer of the Company at its corporate headquarters prior to the Company’s close of business on the last business day that occurs prior to the Expiration Date. Such notice shall specify the number of shares of Stock which the Participant elects to purchase, and shall be accompanied by payment of the Exercise Price for such shares of Stock indicated by the Participant’s election. Cash payments shall be made in immediately available funds acceptable to the Committee. Except as otherwise provided by the Committee at or before the time that the Option is exercised, all or a portion of the Exercise Price may be paid by the Participant by delivery of shares of Stock owned by the Participant and acceptable to the Committee having an aggregate Fair Market Value (valued as of the date of exercise) that is equal to the amount of cash that would otherwise be required. The Option shall not be exercisable if and to the extent the Company determines that such exercise would violate applicable state or Federal securities laws or the rules and regulations of any securities exchange on which the Stock is traded. If the Company makes such a determination, it shall use all reasonable efforts to obtain compliance with such laws, rules or regulations. In making any determination hereunder, the Company may rely on the opinion of counsel for the Company.

6.
Withholding.  All deliveries and distributions under this Agreement are subject to withholding of all applicable taxes. At the election of the Participant, and subject to such rules and limitations as may be established by the Committee from time to time, withholding obligations as to each Option exercise may be satisfied through the surrender of shares of Stock which the Participant already owns or through the Company’s withholding of shares of Stock that the Participant is purchasing as part of the Option exercise.

7.
Transferability.  The Option is not transferable other than as designated by the Participant by will or by the laws of descent and distribution or pursuant to a qualified domestic relations order, and during the Participant’s life, may be exercised only by the Participant.

8.	Definitions. Except where the context clearly implies or indicates the contrary, a word, term, or phrase used in the Plan is similarly used in this Agreement.

9.
Heirs and Successors.  This Agreement shall be binding upon, and inure to the benefit of, the Company and its successors and assigns, and upon any person acquiring, whether by merger, consolidation, purchase of assets or otherwise, all or substantially all of the Company’s assets and business. If any rights exercisable by the Participant or benefits deliverable to the Participant under this Agreement have not been exercised or delivered, respectively, at the time of the Participant’s death, such rights shall be exercisable by the Designated Beneficiary, and such benefits shall be delivered to the Designated Beneficiary, in accordance with the provisions of this Agreement and the Plan. The “Designated Beneficiary” shall be the beneficiary or beneficiaries designated by the Participant in a writing filed with the Committee in such form and at such time as the Committee shall require. If a deceased Participant fails to designate a beneficiary, or if the Designated Beneficiary does not survive the Participant, any rights that would have been exercisable by the Participant and any benefits distributable to the Participant shall be exercised by or distributed to the legal representative of the estate of the Participant. If a deceased Participant designates a beneficiary but the Designated Beneficiary dies before the Designated Beneficiary’s exercise of all rights under this Agreement or before the complete distribution of benefits to the Designated Beneficiary under this Agreement, then any rights that would have been exercisable by the Designated Beneficiary shall be exercised by the legal representative of the estate of the Designated Beneficiary, and any benefits distributable to the Designated Beneficiary shall be distributed to the legal representative of the estate of the Designated Beneficiary.

10.
Administration.  The authority to manage and control the operation and administration of this Agreement shall be vested in the Committee, and the Committee shall have all powers with respect to this Agreement as it has with respect to the Plan. Any interpretation of the Agreement by the Committee and any decision made by it with respect to the Agreement is final and binding on all persons.

11.
Plan Governs.  The terms of this Agreement shall be subject to the terms of the Plan, a copy of which may be obtained by the Participant from the office of the Secretary of the Company; and this Agreement is subject to all interpretations, amendments, rules and regulations promulgated by the Committee from time to time pursuant to the Plan.

12.
Not An Employment Contract.  The Option will not confer on the Participant any right with respect to continuance of employment or other service with the Company or any Subsidiary, nor will it interfere in any way with any right the Company or any Subsidiary would otherwise have to terminate or modify the terms of such Participant’s employment or other service at any time.

13.
Notices.  Any written notices provided for in this Agreement or the Plan shall be in writing and shall be deemed sufficiently given if either hand delivered or if sent by fax or overnight courier, or by postage paid first class mail. Notices sent by mail shall be deemed received three business days after mailed but in no event later than the date of actual receipt. Notices shall be directed, if to the Participant, at the Participant’s address indicated by the Company’s records, or if to the Company, at the Company’s principal executive office.

14.
Fractional Shares.  In lieu of issuing a fraction of a share upon any exercise of the Option, resulting from an adjustment of the Option pursuant to the Plan or otherwise, the Company will be entitled to pay to the Participant an amount equal to the fair market value of such fractional share.

15.
No Rights As Shareholder.  The Participant shall not have any rights of a shareholder with respect to the shares subject to the Option, until a stock certificate has been duly issued following exercise of the Option as provided herein.

16.	Amendment. This Agreement may be amended by written Agreement of the Participant and the Company, without the consent of any other person.

        IN WITNESS WHEREOF, the Participant has executed this Agreement, and the Company has caused these presents to be executed in its name and on its behalf, all as of the Grant Date.

GERMAN AMERICAN BANCORP

By:

Mark A. Schroeder
President & CEO

        I hereby acknowledge receipt of a copy of the Plan, the Prospectus of the Company dated February 13, 2002, related to the Plan, Supplement No. 1 to the Prospectus dated February 13, 2002, and the Company’s Annual Report on Form 10-K (without exhibits) for the year ended December 31, 200__, and I acknowledge and agree to be bound by the terms and conditions set forth in this Agreement and the Plan.

PARTICIPANT: